Exhibit 24



                          INDEPENDENT AUDITORS' CONSENT



  The Board of Directors
  LabOne, Inc.:


We consent to the incorporation by reference in the Registration Statements (No. 33-51484 and 33-59309) on Form S-8 of LabOne, Inc. of our report dated June 4, 1999 relating to the statements of net assets available for benefits of the 401(k) Plan of LabOne, Inc. as of December 31, 1998 and 1997 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1998, and the supplementary schedules, which report is included herein.




/s/ KPMG LLP


June 30, 1999